Exhibit 99.1

Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, NJ 07407
Investor Contact:	Media Contact:
Lori Chaitman	Ken Aurichio
201-703-4161	201-703-4164

For release: November 24, 2014

SEALED AIR ANNOUNCES RESULTS AND SETTLEMENT OF EARLY TENDER FOR 8.125%

SENIOR NOTES DUE 2019

Tender Offer of 2019 Notes

ELMWOOD PARK, N.J., Monday, November 24, 2014 – Sealed Air Corporation (“Sealed Air” or the “Company”) (NYSE: SEE) today announced that, in connection with the previously announced cash tender offer and consent solicitation by the Company to purchase for cash any and all of its 8.125% senior notes due 2019 (the “2019 Notes”), the early tender period in respect of the tender offer expired at 5:00 p.m., New York City time, on November 21, 2014 (the “Consent Payment Deadline”). As of the Consent Payment Deadline, $602,559,000 principal amount of the 2019 Notes, or 80.3% of the principal amount outstanding, had been validly tendered and not withdrawn. Those holders who validly tendered their 2019 Notes prior to the Consent Payment Deadline received on November 24, 2014 the total consideration of $1,100.92 per $1,000 principal amount of the 2019 Notes (the “Total Consideration”), which included a consent payment of $10.00 per $1,000 principal amount of the 2019 Notes, plus any accrued and unpaid interest on the 2019 Notes up to, but not including, the payment date. The withdrawal rights for the early tender of 2019 Notes and corresponding consents in the tender offer expired as of 5:00 p.m., New York City time, on November 21, 2014.

The final offer period will expire at 11:59 p.m., New York City time, on December 8, 2014, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). Holders who tender their 2019 Notes after the Consent Payment Deadline and on or prior to the Expiration Time will be eligible to receive only the tender offer consideration of $1,090.92 per $1,000 principal amount of 2019 Notes tendered plus accrued and unpaid interest to the payment date, but not the consent payment.

As the Company received consents from holders of greater than a majority in aggregate principal amount of the outstanding 2019 Notes, the Company, the guarantors thereto and HSBC Bank USA, National Association, as trustee (the “Trustee”), have executed a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the 2019 Notes, which will be filed with the Securities and Exchange Commission at a later date. The amendments and modifications contained in the Supplemental Indenture eliminate certain restrictive covenants contained in the indenture. These changes became operative concurrently with the acceptance for payment on November 24, 2014 of all 2019 Notes that were validly tendered (and not validly withdrawn) at or prior to the Consent Payment Deadline.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities, including the 2019 Notes. The tender offer is only being made pursuant to the terms of the offer to purchase and consent solicitation statement, dated November 7, 2014 (as it may be amended or supplemented from time to time, the “Statement”), and related letter of transmittal (the “Letter of Transmittal”).

The complete terms and conditions of the tender offer are set forth in the Statement that has been sent to holders of the 2019 Notes. Holders are urged to read the tender offer documents carefully before making any decision with respect to the tender offer and consent solicitation. Holders of 2019 Notes must make their own decisions as to whether to tender their 2019 Notes and provide the related consents, and if they decide to do so, the principal amount of the 2019 Notes to tender.

Holders may obtain copies of the Statement and the related Letter of Transmittal from the Information Agent and Depositary for the tender offer, Global Bondholder Services Corporation by phone at (866) 924-2200 (U.S. toll-free) or (212) 430-3774 (banks and brokers) or in writing at 65 Broadway – Suite 404, New York, NY 10006.

J.P. Morgan Securities LLC has been engaged to act as the Dealer Manager and Solicitation Agent in connection with the tender offer for and the consent solicitation with respect to the 2019 Notes. Any questions regarding the terms of the tender offer and the consent solicitation should be directed to J.P. Morgan Securities LLC at (800) 245-8812 (U.S. toll free) or (212) 270-1200 (collect).

None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent and Depositary or any other person makes any recommendation as to whether holders of 2019 Notes should tender their 2019 Notes or provide the related consents, and no one has been authorized to make such a recommendation.

Business

Sealed Air creates a world that feels, tastes and works better. In 2013, Sealed Air generated revenue of approximately $7.7 billion by helping our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions, Bubble Wrap® brand cushioning and Diversey® cleaning and hygiene solutions, ensures a safer and less wasteful food supply chain, protects valuable goods shipped around the world and improves health through clean environments. Sealed Air has approximately 25,000 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com. Information on Sealed Air’s website is not incorporated into, and does not form a part of, this press release.

Website Information

We routinely post important information for investors on our website, www.sealedair.com, in the “Investor Relations” section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under SEC Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. These statements include comments as to future events that may affect Sealed Air, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside Sealed Air’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including economic conditions affecting packaging utilization, changes in raw material costs, currency translation effects, and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website at www.sec.gov or our Investor Relations home page at http://ir.sealedair.com. Information on Sealed Air’s website is not incorporated into, and does not form a part of, this press release. Sealed Air does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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